EXHIBIT 10.02

                             TERMINATION AGREEMENT



         This Agreement, by and between J. Baker, Inc., a Massachusetts corporation together with its subsidiaries and divisions (the "Company") with its principal place of business at 555 Turnpike Street, Canton, Massachusetts and James D. Lee of Westwood, Massachusetts ("Employee") shall be effective as of the 8th day of September, 1998.

                              W I T N E S S E T H

         WHEREAS, the Employee has been employed by the Company as the Executive Vice President and President of the Company's JBI Footwear division pursuant to an Executive Employment Agreement dated April 1, 1997, as amended by an amendment dated April 10, 1998 (the "Employment Agreement");

         WHEREAS, the parties hereto have agreed that the Employee will resign from his present positions with the Company upon the terms and conditions hereafter set forth.

         NOW THEREFORE, in consideration of the agreements contained herein, the sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. Effective as of the date hereof (the "Termination Date"), the Company and the Employee agree to terminate the Employment Agreement and all rights and obligations of the parties thereunder, which Employment Agreement shall be superseded in all respects by the terms and conditions of this Agreement.

         2. Effective as of the date hereof the Employee shall resign in writing from any positions he occupied as an officer of the Company.

         3. (a) During the period beginning on the Termination Date and ending with the pay period which ends on December 25, 1999, the Employee will receive, as severance pay, his present base salary on a weekly basis.
                  (b) In addition, the Company agrees that the severance pay which the Employee would otherwise have received for the period commencing with the pay period for the week ending January 1, 2000 and ending with the pay period for the week ending April 29, 2000, (Ninety Five Thousand One Hundred Ninety Two dollars and 28/100 ($95,192.28)), constituting eighteen (18) weeks of severance pay, shall be accelerated and paid to the Employee in a lump sum on November 9, 1998; provided, however that twenty thousand dollars ($20,000) of such lump sum payment shall be withheld and applied, on January 2, 1999, to the payment and discharge of a Promissory Note dated July 1, 1997 from the Employee to the Company (which amount, including imputed interest thereon shall be treated as income to the Employee for the 1999 calendar year). As a result, on November 9, 1998 the Employee shall receive from the Company a lump sum amount of Seventy Five Thousand One Hundred Ninety Two and 28/100 ($75,192.28).
                  (c) The Employee further agrees that the Company has the right to deduct from payments made hereunder any Federal, state or local taxes of any kind required by law to be withheld with respect to such payments. The Employee further agrees that payments provided for in Section 3(a) and (b) shall, upon completion of such payments to the Employee, constitute payment in full of any and all obligations of the Company to the Employee including earned unused vacation pay.

         4. The Company agrees that through the close of business on October 7, 1998, the Employee shall, at his option, have the right to use the vehicle leased by the Company for the benefit of the Employee.

         5. The Employee and the Company agree that with respect to stock options granted to the Employee pursuant to the Company's 1985 Amended and Restated Stock Option plan or the 1992 Equity Incentive Plan (the "Option Plans"), any such options to purchase shares of the Company's common stock which are currently exercisable on the date hereof shall remain exercisable through December 7, 1998; and any such options to purchase shares which may become exercisable subsequent to the date hereof shall be forfeited and terminated. Effective as of the close of business on December 7, 1998 the exercisability of any stock options granted to the Employee shall terminate and such options shall be forfeited to the Company.

         6. The Employee agrees that during the period commencing on the Termination Date and ending on April 29, 2000 (the "Severance Period"), he will immediately notify in writing the Company's First Senior Vice President and Director of Human Resources or General Counsel upon accepting new employment or upon providing consulting services to third parties for compensation. If at the conclusion of the Severance Period, the Employee has not, at any time during the Severance Period, accepted new employment or provided consulting services to third parties for compensation, the Company agrees to make a one time lump sum payment to the Employee in the amount of Sixty Five Thousand dollars ($65,000).

         7. Effective as of the date hereof and thereafter, the Employee agrees that he will not divulge, use, furnish, disclose or make accessible to anyone other than the Company or its officers and directors any confidential, secret or proprietary knowledge or information with respect to systems, plans, procedures, programs, methods, or material relating to the business, products or activities of the Company or any other confidential, secret or proprietary information concerning the business, products, properties or activities of the Company including, without limitation, financial information concerning the Company's operations and information relating to the Company's customers, suppliers, vendors, vendees, landlords, licensors or licensees, provided that the foregoing shall not apply to the disclosure of any information required to be disclosed by order of any court or government agency having jurisdiction. Confidential, secret or proprietary information as used above means information that the Employee had access to in the course of his employment that is not generally known or available to the public, unless such information has become public knowledge through no fault of the Employee.

         8. The Employee hereby represents, warrants and agrees that as of the Termination Date, he will turn over to the Company or leave in its offices all documents or other materials or things owned by the Company and will not take any such documents or materials with him, nor make copies of any such documents or materials for his own use or the use of any person other than the Company or persons connected therewith.

         9. Effective as of the Termination Date and thereafter, the parties agree that neither will take any action or make any statements with respect to the Company or the Employee or any persons connected therewith which shall injure the name or reputation of any such party or any employee thereof.

         10. Effective as of the date hereof and for a period of one year thereafter, the Employee agrees that neither he nor his new employer will, without the express written consent of the Company, hire, recruit, solicit or induce or attempt to induce, any employee or employees of the Company to terminate their employment with the Company or to become an employee of the Employee or his new employer.

         11. (a) The Employee agrees that he, his representatives, agents, estates, successors and assigns release and forever discharge the Company and/or its agents, officers, directors, employees, successors and assigns, both individually and in their official capacities with the Company, from any and all actions, suits, claims, complaints, contracts, liabilities, agreements, promises, debts and damages, whether existing or contingent, known or unknown, which arise out of the Employee's employment with or his termination of employment from the Company. This release is intended by the Employee and the Company to be all encompassing and to act as a full and total release of any claims that the Employee may have or has had against the Company, its agents, officers, directors, employees, successors or assigns, both individually and in their official capacity with the Company, including, but not limited to, any federal or state law or regulation dealing with discrimination on the basis of age, race, color, creed, sex, sexual preference, religion, national origin, handicap status, marital status, or status as a disabled or Vietnam era veteran; any contract whether oral or written, expressed or implied; or common law.
                  (b) The Employee has been informed that because he is 40 years of age or older, he has or might have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (the "ADEA"). In consideration for the compensation described in Section 3 hereof, the Employee specifically waives such rights and/or claims to the extent that such rights and/or claims arose prior to the date this Agreement was executed.
                  (c) The  Employee has been advised by the Company of his right to consult with an attorney prior to executing this Agreement.
                  (d) The Employee has been further advised that he has at least
21 days from the date of receipt within which to consider and return a signed Agreement to the Company's First Senior Vice President and Director of Human Resources.
                  (e) As additional consideration for his agreement to waive any and all claims Mr. Lee has or might have under the ADEA, the Company will continue Mr. Lee's health and dental benefits through December 25, 1999 under the same rate he contributed as an employee. All benefits will cease on December 25, 1999 or the date Mr. Lee begins employment elsewhere, whichever date is earlier, except as required by applicable federal or state laws or otherwise described herein.

         12. The Company will respond to any inquiries from prospective employers of the Employee, as well as any other third parties concerning the Employee, by confirming dates of employment, positions held and compensation.

         13. The Employee acknowledges and agrees that a breach by him of the provisions of this Agreement will cause the Company irreparable injury and damage and, therefore, the Employee expressly agrees that the Company shall be entitled to injunctive and/or equitable relief in any court of competent jurisdiction to prevent or otherwise restrain a breach of this Agreement for the purpose of enforcing this Agreement or any part hereof.

         14. This Agreement contains the entire contract between the parties, supersedes all prior agreements, written or oral, including, without limitation, the Employment Agreement dated as of April 1, 1997 as amended by an amendment dated April 10, 1998 by and between the Company and the Employee and may not be changed except in writing duly executed by the parties in the same manner as this Agreement.

         15. This Agreement is being executed and delivered in the Commonwealth of Massachusetts and this Agreement shall be construed under and governed by the laws of such Commonwealth.

         IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year first written above.

                                      J. BAKER, INC.


                                      By: /s/Virginia M. Pitts
                                      Virginia M. Pitts
                                      First Senior Vice President
                                      Director of Human Resources


                                      /s/James D. Lee
                                      James D. Lee